Exhibit 99.1

Tvardi Therapeutics Announces Third Quarter 2025 Results

and Provides Business Update

On track for topline data from Phase 2 trial of TTI-101 in hepatocellular carcinoma (HCC) in H1 2026

Results from healthy volunteer study of its next-generation STAT3 inhibitor, TTI-109, expected in H1 2026

Cash runway sufficient to fund operations into Q4 2026

HOUSTON, TX – November 13, 2025 - Tvardi Therapeutics, Inc. (“Tvardi”) (NASDAQ: TVRD), a clinical-stage biopharmaceutical company focused on the development of novel, oral, small molecule therapies targeting STAT3 to treat ﬁbrosis-driven diseases, today announced its ﬁnancial and operating results for the third quarter ended September 30, 2025, and provided a business update.

Third Quarter 2025 and Recent Highlights:

•	Continued to progress its Phase 2 study of TTI-101 in HCC, with topline data anticipated in the first half of 2026.

•	Announced that the IND for its next-generation STAT3 inhibitor, TTI-109, is in effect and that a healthy volunteer study has been initiated, results of which are anticipated in the first half of 2026.

•	In October, the company reported preliminary data from the Phase 2 REVERT IPF trial and concluded that the study did not meet its goals. Tvardi is conducting additional analyses to further understand these results and inform next steps.

Imran Alibhai, Ph.D., Chief Executive Officer of Tvardi, stated, “While we continue to analyze the results from our REVERT IPF clinical trial to determine the most appropriate path forward, we remain confident in the potential of STAT3 inhibition to address fibrosis-driven diseases. We believe our lead program, TTI-101, has demonstrated encouraging clinical activity in oncology and continues to hold promise across a range of indications where STAT3 is a key driver.

“To that end, we eagerly await data from our ongoing Phase 2 REVERT Liver Cancer trial in the first half of next year. Interim results from this study have already shown clinically meaningful activity of TTI-101 both as monotherapy and in combination with established anti-cancer agents across treatment lines.

“At the same time, we are also advancing our next-generation STAT3 inhibitor, TTI-109, through a healthy volunteer study. TTI-109 is designed to rapidly convert to TTI-101 and lessen the exposure of the active drug to the intestinal lining. We believe TTI-109 strengthens our STAT3-targeted approach by providing a more efficient delivery mechanism for TTI-101 that has the potential to improve tolerability.

“With a balance sheet extending into the fourth quarter of next year, we remain focused on fully realizing the therapeutic potential of STAT3 inhibition across fibrotic diseases.”

Upcoming Milestones:

•	Preliminary topline data from the company’s ongoing REVERT Liver Cancer Phase 1b/2 clinical trial of TTI-101 anticipated in the first half of 2026

•	Preliminary topline data from a healthy volunteer study of its next-generation STAT3 inhibitor, TTI-109, also anticipated in the first half of 2026

Third Quarter 2025 Financial Results

Research and development expenses for the three months ended September 30, 2025, were $3.6 million as compared to $4.8 million for the comparable period in 2024. The decrease of $1.2 million was primarily driven by lower costs associated with TTI-101, including decreases of $1.4 million and $1.0 million related to Tvardi’s HCC and IPF trials, respectively. The decrease in Tvardi’s HCC trial expense was primarily attributable to the changes in patient enrollments and estimated study costs, while the decrease in Tvardi’s IPF trial expense was attributable to the trial being completed in the second quarter of 2025. These declines were partly offset by an increase of $2.0 million related to the ongoing healthy volunteer study of TTI-109, which began in the third quarter of 2025, as well as related CMC costs.

General and administrative expenses were $2.3 million for the three months ended September 30, 2025, compared to $0.9 million for the three months ended September 30, 2024. The increase of approximately $1.5 million was primarily driven by increases in professional fees of $0.7 million, attributable to higher legal fees and ongoing accounting and audit fees. The remaining increase was attributable to higher personnel costs, insurance costs and rent and other related costs.

Net loss for the three months ended September 30, 2025 was $5.5 million, roughly flat with the comparable period in 2024.

Basic and diluted net loss per share attributable to common shareholders for the three months ended September 30, 2025 were a net loss of $0.59 on a basic and diluted basis, compared to a net loss of $2.14 on a basic and diluted basis for the comparable period in 2024.

Cash, cash equivalents and short-term investments as of September 30, 2025, were $36.5 million, as compared to $31.6 million as of December 31, 2024. Tvardi anticipates that its current cash runway is sufficient to fund operations, as currently planned, into the fourth quarter of 2026.

About Tvardi Therapeutics

Tvardi is a clinical-stage biopharmaceutical company focused on the development of novel, oral small molecule therapies targeting STAT3 to treat fibrosis-driven diseases with significant unmet need. STAT3 is a central mediator across critical fibrotic signaling pathways that drive uncontrolled deposition, proliferation, survival and immune suppression. STAT3 is also positioned at the intersection of many signaling pathways integral to the survival and immune evasion of cancer cells. The company is conducting clinical trials with TTI-101 in hepatocellular carcinoma (NCT05440708) and TTI-109 in healthy volunteers. To learn more, please visit tvarditherapeutics.com or follow us on LinkedIn and X (Twitter).

Cautionary Statement Regarding Forward-looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of these forward-looking statements include statements concerning the anticipated beneﬁts of Tvardi’s product candidates; its ongoing clinical trials and anticipated timing of reporting data from such trials; potential indications for its product candidates; the final results of its clinical trial of TTI-101 in IPF; its anticipated cash runway; and other statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward- looking statements are subject to a number of risks, including, among other things: the uncertainties associated with Tvardi’s product candidates, as well as risks associated with the clinical development and regulatory approval of product candidates, including potential delays in the completion of clinical trials; the signiﬁcant net losses Tvardi has incurred since inception; Tvardi’s ability to initiate and complete ongoing and planned preclinical studies and clinical trials and advance its product candidates through clinical development; the timing of the availability of data from Tvardi’s clinical trials; the outcome of preclinical testing and clinical trials of the Tvardi’s product candidates, including the ability of those trials to satisfy relevant governmental or regulatory requirements; Tvardi’s plans to research, develop and commercialize its current and future product candidates; the clinical utility, potential beneﬁts and market acceptance of Tvardi’s product candidates; the requirement for additional capital to continue to advance these product candidates, which may not be available on favorable terms or at all; Tvardi’s anticipated cash runway; Tvardi’s ability to attract, hire, and retain skilled executive officers and employees; Tvardi’s ability to protect its intellectual property and proprietary technologies; Tvardi’s reliance on third parties, contract manufacturers, and contract research organizations; the possibility that Tvardi may be adversely affected by other economic, business, or competitive factors; risks associated with changes in applicable laws or regulations; those factors discussed in Tvardi’s ﬁlings with the Securities and Exchange Commission, including the “Risk Factors” section of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, and Tvardi’s other documents subsequently ﬁled with or furnished to the SEC, all of which are available on the SEC’s website at www.sec.gov. All forward-looking statements contained in this press release speak only as of the date on which they were made. The company undertakes no obligation to update such statements to reﬂect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Contacts:

For Tvardi:

Tvardi Investor Relations
ir@tvardi.com

PJ Kelleher

LifeSci Advisors

617-430-7579

pkelleher@lifesciadvisors.com

TVARDI THERAPEUTICS

Consolidated Balance Sheets

(Unaudited)

	As of September 30,	As of December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$21,418	$31,614
Short-term investments	15,042	—
Prepaid expenses and other current assets	1,983	72
Total current assets	38,443	31,686
Property and equipment, net	60	84
Intangible assets, net	338	385
Operating lease right-of-use assets	163	216
Deferred offering costs	—	2,811
Other non-current assets	17	17
Total assets	$39,021	$35,199

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$4,078	2,186
Accrued expenses	6,849	8,078
Operating lease liabilities, current portion	113	103
Total current liabilities	11,040	10,367
Operating lease liabilities, net of current portion	115	201
Convertible Notes	—	30,259
Total liabilities	11,155	40,827

Commitments and contingencies (Note 13)

Redeemable convertible preferred stock (Series A, B), $0.001 par value; 0 shares and 29,723,540 shares authorized as of September 30, 2025 and December 31, 2024, respectively; 0 shares and 3,963,910 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively; aggregate liquidation preference of $0 and $85,902 as of September 30, 2025 and December 31, 2024, respectively	—	85,503

Stockholders' Equity (Deficit):
Common stock, $0.001 par value; 150,000,000 shares and 58,251,629 shares authorized as of September 30, 2025 and December 31, 2024, respectively; 9,379,332, and 2,574,767 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	9	2
Additional paid-in capital	131,025	1,103
Accumulated other comprehensive income	7	—
Accumulated deficit	(103,175)	(92,236)
Total stockholders' equity (deficit)	27,866	(91,131)
Total liabilities, redeemable convertible preferred stock, and stockholders' equity (deficit)	$39,021	$35,199

TVARDI THERAPEUTICS

Consolidated Statement of Operations

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$3,603	$4,795	$12,520	$15,047
General and administrative	2,335	881	6,641	2,258
Total operating expenses	5,938	5,676	19,161	17,305
Loss from operations	(5,938)	(5,676)	(19,161)	(17,305)
Interest income	411	163	1,063	615
Other income, net	—	—	7,159	—
Net loss	$(5,527)	$(5,513)	$(10,939)	$(16,690)

Net loss per share attributable to common stockholders:
Basic	$(0.59)	$(2.14)	$(1.62)	$(6.48)
Diluted	$(0.59)	$(2.14)	$(2.50)	$(6.48)
Weighted-average common shares outstanding:
Basic	9,377,079	2,574,767	6,757,955	2,574,054
Diluted	9,377,079	2,574,767	7,244,785	2,574,054

Comprehensive loss:
Net loss	$(5,527)	$(5,513)	$(10,939)	$(16,690)
Unrealized gain on short-term investments	20	—	7	—
Comprehensive loss	$(5,507)	$(5,513)	$(10,932)	$(16,690)